Exhibit 10.6
OWENS CORNING WORLD HEADQUARTERS
ONE OWENS CORNING PARKWAY
TOLEDO, OHIO 43659
419.248.8000

Brian Chambers
Board Chair and Chief Executive Officer

March 1, 2024

Re:     Retention and Transaction Bonus Opportunity

Dear Marcio,

This letter agreement is provided to confirm your opportunity to earn valuable compensation related to Owens Corning’s (the “Company”) potential sale of its Glass Reinforcements Business (defined below). The following summarizes a retention bonus equal to six hundred sixty thousand dollars ($660,000) and an opportunity to earn a transaction bonus in an amount up to six million dollars ($6,000,000). The intent of this incentive compensation is to secure your cooperation and undivided focus during the Company’s effort to sell the business.

RETENTION BONUS
If you remain continuously employed by the Company or one of its subsidiaries through the first to occur of the Qualifying Dates described below in this section and satisfy the other terms and conditions in this letter agreement, you will be eligible to receive a six hundred sixty thousand dollar ($660,000) retention bonus (the “Retention Bonus”) payable by the Company or its assignee in a one-time lump sum payment less applicable withholding, at the earlier of March 1, 2025 or within sixty (60) days following the applicable Qualifying Date. The “Qualifying Dates” must occur by March 1, 2025 and are:
•Employment through March 1, 2025; or
•The date on which the closing of a Qualifying Sale (defined below) occurs (the “Closing Date”); or
•The date on which the Company cancels or withdraws from a contract or agreement the closing of which would constitute a Qualifying Sale, unless the Company does so to pursue another arrangement of sale for its Glass Reinforcements Business (defined below); or
•The date on which the Company completes a strategic disposition of the Glass Reinforcements Business (defined below) other than a Qualifying Sale, such as a spin-off, as determined by the Board (defined below) in its discretion.

TRANSACTION BONUS
The Compensation Committee of the Board of Directors of the Company (the “Committee”) has approved a transaction bonus opportunity for you ranging from a minimum of three million dollars ($3,000,000) to a maximum six million dollars ($6,000,000) that will be determined and awarded by the Committee at or after the time of the closing of a Qualifying Sale (the “Transaction Bonus”) based on final sale price reflected in the purchase agreement, payable by the Company or its assignee in a one-time lump sum payment less applicable withholding, within sixty (60) days following the Closing Date; provided you remain continuously employed with Owens Corning through the Closing Date. While the Company’s failure to complete a Qualifying Sale will result in no Transaction Bonus, it does not impact your ability to earn a Retention Bonus under this letter agreement.

RELEASE OF CLAIMS
To be eligible to receive the Retention Bonus and Transaction Bonus described in this letter agreement, after the respective bonus is earned, you must execute (and not revoke) a release of claims in favor of the Company in a form, and within the timeframes, specified by the Company.

SALE OF THE GLASS REINFORCEMENTS BUSINESS – IMPORTANT DEFINITIONS
The term “Glass Reinforcements Business” means the identified global operations of the Company’s glass fiber materials composites business, which includes the manufacturing and sales components of that business. The term “Qualifying Sale”

means the closing of the sale of all or substantially all of the assets of the Glass Reinforcements Business to one or more buyers.

OTHER AGREEMENTS, COMPENSATION AND BENEFITS
Other compensation provided to you by the Company, including your base salary, annual incentive and long-term incentive compensation are not impacted by the terms of this letter agreement, and nothing in this letter agreement is intended to supersede or otherwise replace any other arrangement you have with the Company. This letter agreement does not alter the terms of your Key Management Severance Agreement dated May 25, 2018 (“KMSA”),

The Company understands that you have an opportunity to recognize value based on the continued vesting of Owens Corning equity, and the Company intends to preserve that opportunity as it considers various strategic options regarding the glass reinforcements business. The Company will settle on an approach depending on the structure of the transaction.

You will be eligible for a prorated Corporate Incentive Plan payment for the open performance period.

With respect to the Retention Bonus, if the Company terminates your employment without “cause” (as defined in your KMSA) at any point following the signing of an agreement for Qualifying Sale, but before the closing of the Qualifying Sale, or following the Company’s announcement of a strategic disposition of the Glass Reinforcements Business, but before the successful completion of the disposition, you will be eligible for payment of the Retention Bonus as described in this letter agreement.

With respect to the Transaction Bonus, if the Company terminates your employment without “cause” (as defined in your KMSA) at any point following signing of an agreement for Qualifying Sale, but before the closing of the Qualifying Sale, you will be eligible for payment of the Transaction Bonus as described in this letter agreement if a closing of the Qualifying Sale does occur.

This letter agreement will remain in full force and effect until the earlier of your termination of employment, or January 31, 2026, if a Qualifying Sale has not occurred by either of those dates.

Please be aware that this letter agreement does not constitute an offer or guarantee of employment or continued employment with the Company or any of its subsidiaries or affiliates.

To be eligible for the Retention Bonus and Transaction Bonus described in this letter agreement you must sign and return this form within seven (7) days of delivery.

Marcio, thank you for your commitment to our Company and your contribution on this important initiative. Please let me know if you have questions.

Thanks,

/s/ Brian Chambers
Brian Chambers

AGREED AND ACCEPTED
Marcio A. Sandri

/s/ Marcio A. Sandri
Signature
March 1, 2024
Date

    OWENS CORNING